Exhibit 99.1

Axonics® Appoints Nancy L. Snyderman, M.D. and Jane E. Kiernan

to its Board of Directors

Irvine, CA – April 8, 2019 – Axonics Modulation Technologies, Inc. (NASDAQ: AXNX) a medical technology company focused on the development and commercialization of novel implantable Sacral Neuromodulation (“SNM”) devices for the treatment of urinary and bowel dysfunction, today announced that Nancy L. Snyderman, M.D. and Jane E. Kiernan have been appointed to the Axonics board of directors, effective immediately.

Concurrent with this appointment, Shahzad Malik, M.D., general partner with Advent Life Sciences (London), and Geoff Pardo, partner with Gilde Healthcare (Boston), members of the board of directors since 2015 and 2017, respectively, have retired from the Axonics board and will not stand for re-election at the Axonics annual shareholder meeting planned for August 19, 2019.

Raphael Wisniewski, chairman of the board of Axonics, said, “We are honored to have two highly accomplished directors who share a passion for women’s health join the Axonics board. The timing of these appointments comes at an ideal time given these individuals bring unique clinical and operational perspectives as well as public company governance experience. With respect to the retiring directors, it is within the normal course that representatives of venture capital firms cycle off public company boards. On behalf of all stakeholders at Axonics, we thank Dr. Malik and Mr. Pardo for their unwavering support of Axonics during the Company’s developmental phases and for their professional board service over the past few years.”

Nancy L. Snyderman, M.D., F.A.C.S., has served as an independent director on the Board of Alkermes plc (NASDAQ: ALKS) and as a member of the nominating and corporate governance committee since 2016. Dr. Snyderman was an advisory board member to GE’s Healthymagination for twelve years and previously served as a Vice President for corporate communications at Johnson & Johnson. Dr. Snyderman is a board-certified Head and Neck surgeon and has had academic appointments at the University of Pennsylvania and the University of California-San Francisco. She recently served as a Professor at the Center for Innovation for Global Health at Stanford University. Dr. Snyderman earned her B.A. in microbiology from Indiana University, her medical degree from the University of Nebraska for Medical Sciences and completed residencies in Pediatrics and Otolaryngology Head and Neck Surgery at the University of Pittsburgh. Dr. Snyderman is an Emmy award winning medical correspondent having worked at ABC News from 1987-2003 and later as Chief Medical Editor at NBC News from 2004-2015. She has been widely published in peer-reviewed medical journals and has written for Good Housekeeping, AARP, Parenting, Health, and O magazines. Dr. Snyderman is an advocate for women’s health and a prolific public speaker and presently serves on the nonprofit boards of the Fair Food Network and the Albright Institute at Wellesley College.

Jane E. Kiernan has over 30 years of executive and management leadership in health care with both public and private companies. Kiernan is a Co-founder of K2 Biotechnology Ventures, an organization engaged in developing and commercializing university and medical center innovations in partnership with venture capital, health care corporations and philanthropic health care foundation partners. From 2010-2017, Kiernan served as the CEO of Salter Labs, a manufacturer of specialty medical devices with approximately 1,000 employees and $85 million in annual revenue. From 2006–2011, Kiernan served on the Board of Directors and as Chair of the Audit Committee of Nasdaq-listed American Medical Systems (AMS) prior to AMS being acquired by Endo Pharmaceuticals (NASDAQ: ENDP) for $2.9 billion. From 2001–2010, Kiernan held executive and general management positions with profit and loss responsibility for as much as $1.5 billion in revenue with Baxter Healthcare Corporation. Prior to 2001, she held corporate and line management roles in finance, strategy, marketing, and operations with both Baxter and Allegiance Healthcare Corporation. As a community leader, Kiernan serves on the Board of Directors for Ryan Banks Academy, which will be the first urban boarding school in Chicago established to help lift students out of poverty and into the next generation of leaders and has served as Committee Chair and on the Board of Directors of the American Red Cross of Greater Chicago. In addition, she is a past President of the Healthcare Businesswomen’s Association, Chicago Chapter. Kiernan holds a B.S. degree in business from Southern Methodist University.

About Axonics Modulation Technologies, Inc.

Axonics, based in Irvine, CA, is focused on the development and commercialization of a novel implantable SNM system for patients with urinary and bowel dysfunction. The Axonics r-SNM® System is the first rechargeable Sacral Neuromodulation system approved for sale in Europe, Canada and Australia and the first SNM system to gain CE mark for full-body MRI conditional labeling. Premarket Approval (PMA) for the r-SNM System is currently pending with the U.S. FDA. For more information, visit the Company’s website at www.axonicsmodulation.com

Forward-Looking Statements

Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Except as required by law, Axonics undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

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Axonics’ Contact

Axonics Modulation Technologies, Inc.

Dan Dearen, +1-949-396-6320

President & Chief Financial Officer

ir@axonics.com

Investor & Media Contact

W2Opure

Matt Clawson, +1-949-370-8500

mclawson@w2ogroup.com